UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2015

Cybergy Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52664	98-0534436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10333 E. Dry Creek Rd, Suite 200 Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

(303) 586-3232
(Registrant's telephone number, including area code)

N/A
(Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 9, 2015, a Merger Agreement (the "Agreement") was entered into by and among Cybergy Holdings, Inc. (the "Company"), Binary Acquisition Sub, Inc., a Maryland corporation ("Merger Sub"), Binary Group, Inc., a Maryland corporation ("Binary"), and Qun "Rose" Wang, the sole stockholder of the Company (the "Company Stockholder").

On November 9, 2015 the company closed the merger by paying aggregate consideration of $4,322,287 in cash and the Company's common stock, less a working capital adjustment of $117,898 resulting in a net price of $4,204,389. $3,000,000, in the Company's common stock at an effective price of $0.1017 per share was issued by the Company. This amount was reduced by the working capital adjustment. A cash payment was used to retire a loan held by Binary in the amount of $1,322,287 at closing, which comprised the balance of the purchase price.

The Agreement contains standard representations and warranties for a transaction of its nature. In connection with the Shares of common stock issued or issuable under the Agreement, the Company relied on Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

The descriptions of the terms of the Agreement do not purport to be complete and are qualified in their entirety by the copy which will be filed as an amendment to this Current Report.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 of this report with respect to the completion of the acquisition is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this report with respect to the Shares issued pursuant to the Agreement is incorporated by reference herein.

Pursuant to the Merger Agreement the Company issued to the Company Stockholder 28,347,614 shares of the Company's common stock.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of business acquired. The required financial statements will be filed no later than 71 calendar days after the date of the filing of this report on Form 8-K.

(b) Pro forma financial information. The required pro forma financial information will be filed no later than 71 calendar days after the date of the filing of this report on Form 8-K.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERGY HOLDINGS, INC.

Date: November 16, 2015	By:	/s/ Bill Gregorak
Bill Gregorak
Chief Financial Officer